Exhibit 17(f)

Schedule of investments (unaudited)

April 30, 2010

Legg Mason ClearBridge Mid Cap Core Fund

Security	Shares	Value
Common Stocks — 98.9%
Consumer Discretionary — 16.0%
Hotels, Restaurants & Leisure — 2.1%
Bally Technologies Inc.	195,000	$8,993,400	*
Ctrip.com International Ltd., ADR	175,000	6,391,000	*

Total Hotels, Restaurants & Leisure		15,384,400

Household Durables — 4.0%
Jarden Corp.	450,000	14,454,000
Mohawk Industries Inc.	223,000	14,214,020	*

Total Household Durables		28,668,020

Leisure Equipment & Products — 1.5%
Li Ning Co., Ltd.	2,800,000	10,668,185	(a)

Multiline Retail — 1.4%
Family Dollar Stores Inc.	250,000	9,890,000

Specialty Retail — 7.0%
AnnTaylor Stores Corp.	675,000	14,647,500	*
Children’s Place Retail Stores Inc.	260,000	11,913,200	*
Ross Stores Inc.	280,000	15,680,000
Tractor Supply Co.	130,000	8,732,100

Total Specialty Retail		50,972,800

Total Consumer Discretionary		115,583,405

Consumer Staples — 2.7%
Food & Staples Retailing — 2.7%
Casey’s General Stores Inc.	275,000	10,623,250
Pantry Inc.	545,000	8,621,900	*

Total Consumer Staples		19,245,150

Energy — 7.6%
Energy Equipment & Services — 5.7%
Bristow Group Inc.	333,000	12,890,430	*
ION Geophysical Corp.	736,000	4,423,360	*
Noble Corp.	250,000	9,872,500	*
Oceaneering International Inc.	213,000	13,951,500	*

Total Energy Equipment & Services		41,137,790

Oil, Gas & Consumable Fuels — 1.9%
Petrohawk Energy Corp.	640,000	13,817,600	*

Total Energy		54,955,390

Financials — 19.0%
Capital Markets — 5.0%
Invesco Ltd.	550,000	12,644,500
Och-Ziff Capital Management Group	620,000	10,862,400
TD Ameritrade Holding Corp.	613,000	12,272,260	*

Total Capital Markets		35,779,160

Commercial Banks — 2.4%
Old National Bancorp	285,000	3,821,850
Signature Bank	250,000	10,095,000	*
Trustmark Corp.	140,000	3,427,200

Total Commercial Banks		17,344,050

See Notes to Financial Statements.

Schedule of investments (unaudited) (cont’d)

April 30, 2010

Legg Mason ClearBridge Mid Cap Core Fund

Security	Shares	Value
Consumer Finance — 0.8%
Discover Financial Services	375,000	$5,797,500

Insurance — 5.0%
Arch Capital Group Ltd.	170,000	12,848,600	*
PartnerRe Ltd.	160,000	12,412,800
XL Capital Ltd., Class A Shares	627,000	11,160,600

Total Insurance		36,422,000

Real Estate Investment Trusts (REITs) — 4.3%
Alexandria Real Estate Equities Inc.	151,000	10,692,310
Annaly Capital Management Inc.	571,000	9,678,450
Chimera Investment Corp.	1,554,000	6,324,780
Health Care REIT Inc.	102,000	4,582,860

Total Real Estate Investment Trusts (REITs)		31,278,400

Thrifts & Mortgage Finance — 1.5%
People’s United Financial Inc.	694,000	10,777,820

Total Financials		137,398,930

Health Care — 11.7%
Biotechnology — 3.7%
Onyx Pharmaceuticals Inc.	360,000	10,393,200	*
Regeneron Pharmaceuticals Inc.	390,000	9,956,700	*
Vertex Pharmaceuticals Inc.	165,000	6,397,050	*

Total Biotechnology		26,746,950

Health Care Providers & Services — 5.2%
AmerisourceBergen Corp.	432,000	13,327,200
Magellan Health Services Inc.	246,000	10,383,660	*
Mednax Inc.	249,000	13,680,060	*

Total Health Care Providers & Services		37,390,920

Pharmaceuticals — 2.8%
Elan Corp. PLC, ADR	640,000	4,300,800	*
Shire Ltd., ADR	244,000	16,064,960

Total Pharmaceuticals		20,365,760

Total Health Care		84,503,630

Industrials — 12.2%
Aerospace & Defense — 1.7%
L-3 Communications Holdings Inc.	128,000	11,976,960

Construction & Engineering — 4.9%
Aecom Technology Corp.	380,000	11,426,600	*
Quanta Services Inc.	584,000	11,755,920	*
Shaw Group Inc.	325,000	12,441,000	*

Total Construction & Engineering		35,623,520

Industrial Conglomerates — 1.7%
McDermott International Inc.	440,000	12,060,400	*

Machinery — 3.9%
AGCO Corp.	225,000	7,879,500	*
Parker Hannifin Corp.	165,000	11,414,700
Valmont Industries Inc.	109,000	9,078,610

Total Machinery		28,372,810

Total Industrials		88,033,690

See Notes to Financial Statements.

Legg Mason ClearBridge Mid Cap Core Fund

Security	Shares	Value
Information Technology — 18.9%
Communications Equipment — 1.5%
Juniper Networks Inc.	377,000	$10,710,570	*

Internet Software & Services — 1.4%
VeriSign Inc.	375,000	10,226,250	*

IT Services — 3.7%
Fidelity National Information Services Inc.	604,000	15,879,160
Global Payments Inc.	250,000	10,702,500

Total IT Services		26,581,660

Semiconductors & Semiconductor Equipment — 5.6%
Cymer Inc.	300,000	10,245,000	*
Lam Research Corp.	215,360	8,732,848	*
Microchip Technology Inc.	313,000	9,142,730
Varian Semiconductor Equipment Associates Inc.	159,650	5,363,541	*
Xilinx Inc.	275,000	7,089,500

Total Semiconductors & Semiconductor Equipment		40,573,619

Software — 6.7%
Autodesk Inc.	360,000	12,243,600	*
Blackboard Inc.	257,000	10,935,350	*
Check Point Software Technologies Ltd.	383,000	13,642,460	*
MICROS Systems Inc.	320,000	11,891,200	*

Total Software		48,712,610

Total Information Technology		136,804,709

Materials—7.4%
Chemicals — 4.1%
Celanese Corp., Series A Shares	326,000	10,428,740
Huabao International Holdings Ltd.	6,476,000	7,450,074	(a)
Rockwood Holdings Inc.	400,000	11,976,000	*

Total Chemicals		29,854,814

Metals & Mining — 3.3%
Agnico-Eagle Mines Ltd.	203,000	12,821,480
Allegheny Technologies Inc.	200,000	10,694,000

Total Metals & Mining		23,515,480

Total Materials		53,370,294

Utilities — 3.4%
Electric Utilities — 1.0%
Great Plains Energy Inc.	355,000	6,862,150

Independent Power Producers & Energy Traders — 1.5%
NRG Energy Inc.	460,000	11,118,200	*

Multi-Utilities — 0.9%
Sempra Energy	138,000	6,786,840

Total Utilities		24,767,190

Total Investments Before Short-term Investment (Cost — $576,092,786)		714,662,388

See Notes to Financial Statements.

Schedule of investments (unaudited) (cont’d)

April 30, 2010

Legg Mason ClearBridge Mid Cap Core Fund

Security	Rate	Maturity Date	Face Amount	Value
Short-Term Investment — 1.5%
Repurchase Agreement — 1.5%
Interest in $450,000,000 joint tri-party repurchase agreement dated 4/30/10 with RBS Securities Inc.; Proceeds at maturity — $10,476,166; (Fully collateralized by various U.S. government obligations, 1.000% to 2.500% due 7/31/11 to 3/31/13; Market value — $10,685,527) (Cost — $10,476,000)	0.190%	5/3/10	$10,476,000	$10,476,000

Total Investments — 100.4% (Cost — $586,568,786#)				725,138,388

Liabilities in Excess of Other Assets — (0.4)%				(2,781,490)

Total Net Assets — 100.0%				$722,356,898

*	Non-income producing security.
(a)	Security is valued in good faith at fair value by or under the direction of the Board of Trustees (See Note 1).
#	Aggregate cost for federal income tax purposes is substantially the same.

Abbreviation used in this schedule:

ADR — American Depositary Receipt

See Notes to Financial Statements.

Statement of assets and liabilities (unaudited)

April 30, 2010

Assets:
Investments, at value (Cost — $586,568,786)	$725,138,388
Cash	824
Receivable for securities sold	12,053,173
Receivable for Fund shares sold	2,070,923
Dividends and interest receivable	144,040
Prepaid expenses	77,371

Total Assets	739,484,719

Liabilities:
Payable for securities purchased	13,778,562
Payable for Fund shares repurchased	2,399,807
Investment management fee payable	446,098
Distribution fees payable	267,060
Trustees’ fees payable	33,724
Accrued expenses	202,570

Total Liabilities	17,127,821

Total Net Assets	$722,356,898

Net Assets:
Par value (Note 7)	$394
Paid-in capital in excess of par value	680,689,321
Accumulated net investment loss	(1,335,270)
Accumulated net realized loss on investments and foreign currency transactions	(95,567,149)
Net unrealized appreciation on investments	138,569,602

Total Net Assets	$722,356,898

Shares Outstanding:
Class 1	227,713
Class A	20,778,868
Class B	4,732,739
Class C	8,461,742
Class R	198,067
Class I	251,717
Class IS	4,699,388
Net Asset Value:
Class 1 (and redemption price)	$19.28
Class A (and redemption price)	$18.93
Class B*	$16.72
Class C*	$16.83
Class R (and redemption price)	$18.92
Class I (and redemption price)	$20.02
Class IS (and redemption price)	$20.05
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$20.08

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Statement of operations (unaudited)

For the Six Months Ended April 30, 2010

Investment income:
Dividends	$4,748,604
Interest	18,368
Less: Foreign taxes withheld	(5,481)

Total Investment Income	4,761,491

Expenses:
Investment management fee (Note 2)	2,972,188
Distribution fees (Notes 2 and 5)	1,696,600
Transfer agent fees (Note 5)	1,120,926
Registration fees	60,070
Shareholder reports	54,590
Legal fees	40,030
Trustees’ fees	36,199
Audit and tax	17,728
Custody fees	11,296
Insurance	8,383
Miscellaneous expenses	4,350

Total Expenses	6,022,360

Less: Fee waivers and/or expense reimbursements (Notes 2 and 5)	(2,061)

Net Expenses	6,020,299

Net Investment Loss	(1,258,808)

Realized and Unrealized Gain (Loss) on Investments and Foreign Currency Transactions (Notes 1 and 3):
Net Realized Gain (Loss) From:
Investment transactions	(5,308,509)
Foreign currency transactions	(126)

Net Realized Loss	(5,308,635)

Change in Net Unrealized Appreciation/Depreciation from Investments	132,428,009

Net Gain on Investments and Foreign Currency Transactions	127,119,374

Increase in Net Assets from Operations	$125,860,566

See Notes to Financial Statements.

Statements of changes in net assets

For the Six Months Ended April 30, 2010 (unaudited), the Period Ended October 31, 2009 and the Year Ended November 30, 2008	2010	2009†	2008
Operations:
Net investment loss	$(1,258,808)	$(777,639)	$(3,587,796)
Net realized loss	(5,308,635)	(76,315,794)	(14,841,986)
Change in net unrealized appreciation/depreciation	132,428,009	232,438,165	(342,135,587)

Increase (Decrease) in Net Assets From Operations	125,860,566	155,344,732	(360,565,369)

Distributions to Shareholders From (Notes 1 and 6):
Net realized gains	—	—	(105,100,060)

Decrease in Net Assets from Distributions to Shareholders	—	—	(105,100,060)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	115,568,519	220,352,590	322,003,447
Reinvestment of distributions	—	—	101,370,605
Cost of shares repurchased	(303,300,352)	(156,435,941)	(365,030,056)

Increase (Decrease) in Net Assets From Fund Share Transactions	(187,731,833)	63,916,649	58,343,996

Increase (Decrease) in Net Assets	(61,871,267)	219,261,381	(407,321,433)
Net Assets:
Beginning of period	784,228,165	564,966,784	972,288,217

End of period*	$722,356,898	$784,228,165	$564,966,784

* Includes accumulated net investment loss and undistributed net investment income, respectively, of:	$(1,335,270)	$(76,462)	$717,472
†	For the period December 1, 2008 through October 31, 2009.

See Notes to Financial Statements.

Financial highlights

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class 1 Shares[1]	2010[2]	2009[3]	2008[4]	2007[4]	2006[4]	2005[4]	2004[4]
Net asset value, beginning of period	$16.22	$12.73	$22.84	$24.21	$21.13	$21.73	$19.91

Income (loss) from operations:
Net investment income (loss)	0.01	0.05	0.03	0.08	0.07	0.04	(0.05)
Net realized and unrealized gain (loss)	3.05	3.44	(7.79)	1.67	3.01	2.28	1.87

Total income (loss) from operations	3.06	3.49	(7.76)	1.75	3.08	2.32	1.82

Less distributions from:
Net realized gains	—	—	(2.35)	(3.12)	—	(2.92)	—

Total distributions	—	—	(2.35)	(3.12)	—	(2.92)	—

Net asset value, end of period	$19.28	$16.22	$12.73	$22.84	$24.21	$21.13	$21.73

Total return[5]	18.87%	27.42%	(37.88)%	8.06%	14.58%	11.37%	9.14%

Net assets, end of period (000s)	$4,391	$3,950	$3,533	$7,103	$7,215	$6,434	$6,002

Ratios to average net assets:
Gross expenses	1.21%[6]	1.22%[6]	1.04%	1.01%[7]	1.04%	1.10%	1.08%
Net expenses	1.11 [6,8,9]	1.09 [6,8,9]	1.02 [8,9,10]	0.99 [7,8,9]	1.03 [8]	1.10	1.06 [8]
Net investment income (loss)	0.10 [6]	0.35 [6]	0.14	0.32	0.31	0.18	(0.26)

Portfolio turnover rate	33%	44%	80%	62%	69%	93%	79%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2010 (unaudited).
[3]	For the period December 1, 2008 through October 31, 2009.
[4]	For the year ended November 30.
[5]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.
[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.01% and 0.98%, respectively.

[8]	Reflects fee waivers and/or expense reimbursements.
[9]

As a result of an expense limitation agreement, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class 1 shares will not exceed the total annual operating expenses of Class A shares less the 12b-1 differential of 0.25% through December 31, 2011.

[10]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class A Shares[1]	2010[2]	2009[3]	2008[4]	2007[4]	2006[4]	2005[4]	2004[4]
Net asset value, beginning of period	$15.94	$12.54	$22.59	$24.02	$21.02	$21.65	$19.86

Income (loss) from operations:
Net investment income (loss)	(0.01)	0.01	(0.02)	0.02	0.02	0.01	(0.07)
Net realized and unrealized gain (loss)	3.00	3.39	(7.68)	1.67	2.98	2.28	1.86

Total income (loss) from operations	2.99	3.40	(7.70)	1.69	3.00	2.29	1.79

Less distributions from:
Net realized gains	—	—	(2.35)	(3.12)	—	(2.92)	—

Total distributions	—	—	(2.35)	(3.12)	—	(2.92)	—

Net asset value, end of period	$18.93	$15.94	$12.54	$22.59	$24.02	$21.02	$21.65

Total return[5]	18.76%	27.11%	(38.05)%	7.84%	14.27%	11.27%	9.01%

Net assets, end of period (000s)	$393,361	$477,162	$274,412	$475,146	$434,911	$389,863	$382,966

Ratios to average net assets:
Gross expenses	1.36%[6]	1.34%[6]	1.28%	1.21%[7]	1.25%	1.22%	1.19%
Net expenses	1.36 [6]	1.34 [6]	1.28 [8]	1.21 [7]	1.25 [9]	1.22	1.16 [9]
Net investment income (loss)	(0.17)[6]	0.08 [6]	(0.11)	0.10	0.09	0.06	(0.37)

Portfolio turnover rate	33%	44%	80%	62%	69%	93%	79%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2010 (unaudited).
[3]	For the period December 1, 2008 through October 31, 2009.
[4]	For the year ended November 30.
[5]

Performance figures, exclusive of sales charges, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.
[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios both would have been the same.

[8]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.
[9]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class B Shares[1]	2010[2]	2009[3]		2008[4]	2007[4]	2006[4]	2005[4]	2004[4]
Net asset value, beginning of period	$14.15	$11.23		$20.64	$22.38	$19.73	$20.65	$19.08

Income (loss) from operations:
Net investment loss	(0.08)	(0.10)		(0.17)	(0.16)	(0.14)	(0.15)	(0.22)
Net realized and unrealized gain (loss)	2.65	3.02		(6.89)	1.54	2.79	2.15	1.79

Total income (loss) from operations	2.57	2.92		(7.06)	1.38	2.65	2.00	1.57

Less distributions from:
Net realized gains	—	—		(2.35)	(3.12)	—	(2.92)	—

Total distributions	—	—		(2.35)	(3.12)	—	(2.92)	—

Net asset value, end of period	$16.72	$14.15		$11.23	$20.64	$22.38	$19.73	$20.65

Total return[5]	18.16%	26.00%		(38.60)%	6.91%	13.43%	10.38%	8.23%

Net assets, end of period (000s)	$79,142	$82,424		$92,613	$224,464	$302,522	$359,471	$410,756

Ratios to average net assets:
Gross expenses	2.30%[6]	2.36%[6]		2.16%	2.08%[7]	2.03%	1.98%	1.94%
Net expenses	2.30 [6]	2.36	[6]	2.16 [8]	2.08 [7]	2.03 [9]	1.98	1.91 [9]
Net investment loss	(1.09)[6]	(0.91	) [6]	(1.00)	(0.77)	(0.69)	(0.71)	(1.12)

Portfolio turnover rate	33%	44%		80%	62%	69%	93%	79%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2010 (unaudited).
[3]	For the period December 1, 2008 through October 31, 2009.
[4]	For the year ended November 30.
[5]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.
[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios both would have been 2.07%.

[8]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.
[9]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class C Shares[1]	2010[2]	2009[3]	2008[4]	2007[4]	2006[4]	2005[4]	2004[4]
Net asset value, beginning of period	$14.22	$11.27	$20.68	$22.39	$19.73	$20.65	$19.08

Income (loss) from operations:
Net investment loss	(0.07)	(0.08)	(0.15)	(0.13)	(0.13)	(0.15)	(0.22)
Net realized and unrealized gain (loss)	2.68	3.03	(6.91)	1.54	2.79	2.15	1.79

Total income (loss) from operations	2.61	2.95	(7.06)	1.41	2.66	2.00	1.57

Less distributions from:
Net realized gains	—	—	(2.35)	(3.12)	—	(2.92)	—

Total distributions	—	—	(2.35)	(3.12)	—	(2.92)	—

Net asset value, end of period	$16.83	$14.22	$11.27	$20.68	$22.39	$19.73	$20.65

Total return[5]	18.35%	26.18%	(38.52)%	7.06%	13.48%	10.38%	8.23%

Net assets, end of period (000s)	$142,432	$132,500	$126,007	$263,816	$290,235	$302,409	$343,906

Ratios to average net assets:
Gross expenses	2.08%[6]	2.11%[6]	2.05%	1.94%[7]	1.98%	2.00%	1.95%
Net expenses	2.08 [6]	2.11 [6]	2.05 [8]	1.94 [7]	1.96 [9]	2.00	1.92 [9]
Net investment loss	(0.87)[6]	(0.67)[6]	(0.88)	(0.64)	(0.62)	(0.73)	(1.13)

Portfolio turnover rate	33%	44%	80%	62%	69%	93%	79%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2010 (unaudited).
[3]	For the period December 1, 2008 through October 31, 2009.
[4]	For the year ended November 30.
[5]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.
[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios both would have been the same.

[8]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.
[9]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class R Shares[1]	2010[2]	2009[3]	2008[4]
Net asset value, beginning of period	$15.93	$12.54	$16.93

Income (loss) from operations:
Net investment income (loss)	(0.02)	(0.01)	0.01
Net realized and unrealized gain (loss)	3.01	3.40	(4.40)

Total income (loss) from operations	2.99	3.39	(4.39)

Net asset value, end of period	$18.92	$15.93	$12.54

Total return[5]	18.77%	27.03%	(25.93)%

Net assets, end of period (000s)	$3,748	$742	$74

Ratios to average net assets:
Gross expenses[6]	1.39%	1.40%	1.50%
Net expenses[6]	1.39 [7]	1.40 [7]	1.50 [8]
Net investment income (loss)[6]	(0.18)	(0.05)	0.23

Portfolio turnover rate	33%	44%	80%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2010 (unaudited).
[3]	For the period December 1, 2008 through October 31, 2009.
[4]	For the period September 30, 2008 (inception date) to November 30, 2008.
[5]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.
[7]

As a result of an expense limitation agreement, effective September 18, 2009 through December 31, 2011, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class R shares will not exceed 1.60%.

[8]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class I Shares[1]	2010[2]	2009[3]	2008[4]	2007[4]	2006[4]	2005[4]	2004[4]
Net asset value, beginning of period	$16.83	$13.18	$23.53	$24.80	$21.60	$22.16	$20.23

Income (loss) from operations:
Net investment income	0.02	0.07	0.07	0.12	0.13	0.01	0.01
Net realized and unrealized gain (loss)	3.17	3.58	(8.07)	1.73	3.07	2.35	1.92

Total income (loss) from operations	3.19	3.65	(8.00)	1.85	3.20	2.36	1.93

Less distributions from:
Net realized gains	—	—	(2.35)	(3.12)	—	(2.92)	—

Total distributions	—	—	(2.35)	(3.12)	—	(2.92)	—

Net asset value, end of period	$20.02	$16.83	$13.18	$23.53	$24.80	$21.60	$22.16

Total return[5]	18.95%	27.69%	(37.77)%	8.30%	14.81%	11.34%	9.54%

Net assets, end of period (000s)	$5,040	$3,975	$1,047	$1,759	$1,820	$1,575	$87,946

Ratios to average net assets:
Gross expenses	0.97%[6]	0.97%[6]	0.78%	0.79%[7]	0.80%	0.75%	0.77%
Net expenses	0.97 [6,8]	0.91 [6,8,9]	0.78 [10]	0.79 [7]	0.80 [9]	0.75	0.74 [9]
Net investment income	0.24 [6]	0.48 [6]	0.35	0.52	0.55	0.03	0.05

Portfolio turnover rate	33%	44%	80%	62%	69%	93%	79%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2010 (unaudited).
[3]	For the period December 1, 2008 through October 31, 2009.
[4]	For the year ended November 30.
[5]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.
[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios both would have been 0.78%.

[8]

As a result of an expense limitation agreement, effective September 18, 2009 through December 31, 2011, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class I shares will not exceed 1.05%.

[9]	Reflects fee waivers and/or expense reimbursements.
[10]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.

See Notes to Financial Statements.

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class IS Shares[1]	2010[2]	2009[3]	2008[4]
Net asset value, beginning of period	$16.84	$13.19	$19.38

Income (loss) from operations:
Net investment income	0.04	0.08	0.04
Net realized and unrealized gain (loss)	3.17	3.57	(6.23)

Total income (loss) from operations	3.21	3.65	(6.19)

Net asset value, end of period	$20.05	$16.84	$13.19

Total return[5]	19.06%	27.67%	(31.94)%

Net assets, end of period (000s)	$94,243	$83,475	$67,281

Ratios to average net assets:
Gross expenses[6]	0.82%	0.83%	0.82%
Net expenses[6]	0.82 [7]	0.83 [7]	0.82 [8]
Net investment income[6]	0.39	0.60	0.69

Portfolio turnover rate	33%	44%	80%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2010 (unaudited).
[3]	For the period December 1, 2008 through October 31, 2009.
[4]	For the period August 4, 2008 (inception date) to November 30, 2008.
[5]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.
[7]

As a result of an expense limitation agreement, effective September 18, 2009 through December 31, 2011, the total annual operating expenses for Class IS shares are expected to be equal or lower than those of Class I shares.

[8]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.

See Notes to Financial Statements.

Notes to financial statements (unaudited)

1. Organization and significant accounting policies

Legg Mason ClearBridge Mid Cap Core Fund (the “Fund”) is a separate diversified investment series of the Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the issuance date of the financial statements.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of the security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to convert future amounts of cash flow to a single present amount.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Common stocks†
Consumer discretionary	$104,915,220	$10,668,185	—	$115,583,405
Materials	45,920,220	7,450,074	—	53,370,294
Other common stocks	545,708,689	—	—	545,708,689
Total common stocks	$696,544,129	$18,118,259	—	$714,662,388
Short-term investment†	—	10,476,000	—	10,476,000

Total investments	$696,544,129	$28,594,259	—	$725,138,388

†	See Schedule of Investments for additional detailed categorizations.

Notes to financial statements (unaudited) (cont’d)

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, a fund takes possession of an underlying debt obligation subject to an obligation of the seller to repurchase, and of the fund to resell, the obligation at an agreed-upon price and time, thereby determining the yield during a fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked to market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(d) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(e) REIT distributions. The character of distributions received from Real Estate Investment Trusts (“REITs”) held by the Fund is generally comprised of net investment income, capital gains, and return of capital. It is the policy of the Fund to estimate the character of distributions received from underlying REITs based on historical data provided by the REITs. After each calendar year end, REITs report the actual tax character of these distributions. Differences between the estimated and actual amounts reported by the REITs are reflected in the Fund’s records in the year in which they are reported by the REITs by adjusting related investment cost basis, capital gains and income, as necessary.

(f) Distributions to shareholders. Distributions from net investment income for the Fund, if any, are declared at least annually. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(g) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(h) Compensating balance agreements. The Fund has an arrangement with its custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Fund’s cash on deposit with the bank.

(i) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of April 30, 2010, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(j) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset value per share.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee, calculated daily and paid monthly, at an annual rate of 0.75% of the Fund’s average daily net assets.

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

As a result of an expense limitation agreement between the Fund and LMPFA, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses to average net assets of Class 1 shares will not exceed the total net annual operating expense of Class A shares less the 12b-1 differential of 0.25%. In addition, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class R and Class I shares will not exceed 1.60% and 1.05%, respectively. In addition, total annual operating expenses for Class IS shares will not exceed those of Class I shares. This expense limitation agreement cannot be terminated prior to December 31, 2011 without the Board of Trustees’ consent.

For the six months ended April 30, 2010, the Fund was reimbursed for expenses amounting to $2,061.

The manager is permitted to recapture amounts previously forgone or reimbursed to the Fund during the same fiscal year if the Fund’s total annual operating expenses have fallen to a level below the expense limitation (“expense cap”). In no case will the manager recapture any amount that would result, on any particular business day of the Fund, in the Fund’s total annual operating expenses exceeding the expense cap.

Notes to financial statements (unaudited) (cont’d)

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

Effective July 27, 2007, the Fund’s Class 1 shares were closed to all purchases and incoming exchanges. Investors owning Class 1 shares on that date may continue to maintain their current Class 1 shares, but are no longer permitted to add to their Class 1 shares positions (excluding reinvestment of dividends and distributions).

For the six months ended April 30, 2010, LMIS and its affiliates received sales charges of approximately $50,000 on sales of the Fund’s Class A shares. In addition, for the six months ended April 30, 2010, CDSCs paid to LMIS and its affiliates were approximately:

	Class A		Class B	Class C
CDSCs	$0	*	$53,000	$1,000

*	Amount represents less than $1,000.

The Fund had adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allowed non-interested trustees (“Independent Trustees”) to defer the receipt of all or a portion of their fees earned until a later date specified by the Independent Trustees. The deferred balances are reported in the Statement of Assets and Liabilities under Trustees’ fees payable and are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. The Plan was terminated effective January 1, 2006. This change had no effect on fees previously deferred. As of April 30, 2010, the Fund had accrued $1,068 as deferred compensation payable.

All officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the six months ended April 30, 2010, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$239,556,776
Sales	371,403,854

At April 30, 2010, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were substantially as follows:

Gross unrealized appreciation	$156,438,003
Gross unrealized depreciation	(17,868,401)

Net unrealized appreciation	$138,569,602

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 requires enhanced disclosure about an entity’s derivative and hedging activities.

During the six months ended April 30, 2010, the Fund did not invest in any derivative instruments.

5. Class specific expenses, waivers and/or reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B, C and R shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.75% and with respect to its Class R shares at an annual rate of 0.25% of the average daily net assets of each respective class. Distribution fees are accrued daily and paid monthly.

For the six months ended April 30, 2010, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees
Class 1	—	$8,470
Class A	$591,232	715,530
Class B	412,431	203,036
Class C	686,977	185,870
Class R	5,960	872
Class I	—	3,343
Class IS	—	3,805

Total	$1,696,600	$1,120,926

For the six months ended April 30, 2010, waivers and/or reimbursements by class were as follows:

Waivers/ Reimbursements
Class 1	$2,061
Class A	—
Class B	—
Class C	—
Class R	—
Class I	—
Class IS	—

Total	$2,061

6. Distributions to shareholders by class

	Six Months Ended April 30, 2010	Period Ended October 31, 2009†	Year Ended November 30, 2008
Net Realized Gains:
Class 1	—	—	$722,576
Class A	—	—	49,371,950
Class B	—	—	25,104,130
Class C	—	—	29,719,670
Class I	—	—	181,734

Total	—	—	$105,100,060

†	For the period December 1, 2008 through October 31, 2009.

7. Shares of beneficial interest

At April 30, 2010, the Fund had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Notes to financial statements (unaudited) (cont’d)

Transactions in shares of each class were as follows:

	Six Months Ended April 30, 2010		Period Ended October 31, 2009†		Year Ended November 30, 2008
	Shares	Amount	Shares	Amount	Shares	Amount
Class 1
Shares issued on reinvestment	—	—	—	—	35,282	722,576
Shares repurchased	(15,877)	$(289,319)	(33,900)	$(475,233)	(68,725)	$(1,315,992)

Net decrease	(15,877)	$(289,319)	(33,900)	$(475,233)	(33,443)	$(593,416)

Class A
Shares sold	5,548,157	$95,678,861	13,356,098	$188,023,420	3,907,069	$71,537,190
Shares issued on reinvestment	—	—	—	—	2,365,102	47,845,982
Shares repurchased	(14,705,625)	(250,855,538)	(5,299,139)	(73,316,746)	(5,424,362)	(97,044,341)

Net increase (decrease)	(9,157,468)	$(155,176,677)	8,056,959	$114,706,674	847,809	$22,338,831

Class B
Shares sold	210,794	$3,275,684	515,431	$6,383,798	595,681	$9,791,241
Shares issued on reinvestment	—	—	—	—	1,327,185	24,247,673
Shares repurchased	(1,304,744)	(20,342,227)	(2,934,459)	(35,253,695)	(4,552,169)	(76,207,504)

Net decrease	(1,093,950)	$(17,066,543)	(2,419,028)	$(28,869,897)	(2,629,303)	$(42,168,590)

Class C
Shares sold	515,044	$8,064,969	1,221,037	$15,077,180	1,585,644	$26,066,854
Shares issued on reinvestment	—	—	—	—	1,559,153	28,548,083
Shares repurchased	(1,368,889)	(21,366,276)	(3,085,886)	(37,616,420)	(4,719,685)	(76,901,965)

Net decrease	(853,845)	$(13,301,307)	(1,864,849)	$(22,539,240)	(1,574,888)	$(22,287,028)

Class R
Shares sold	161,712	$2,823,760	47,453	$769,682	5,907 ‡	$100,000 ‡
Shares repurchased	(10,220)	(182,486)	(6,785)	(112,395)	—	—

Net increase	151,492	$2,641,274	40,668	$657,287	5,907 ‡	$100,000 ‡

Class I
Shares sold	117,255	$2,165,019	175,381	$2,864,066	5,628,966	$110,864,281
Shares issued on reinvestment	—	—	—	—	297	6,291
Shares repurchased	(101,764)	(1,856,687)	(18,577)	(269,850)	(5,624,605)	(109,319,875)

Net increase	15,491	$308,332	156,804	$2,594,216	4,658	$1,550,697

Class IS
Shares sold	188,172	$3,560,226	518,645	$7,234,444	5,369,630 *	$103,643,881 *
Shares repurchased	(445,642)	(8,407,819)	(663,413)	(9,391,602)	(268,004)*	(4,240,379)*

Net increase (decrease)	(257,470)	$(4,847,593)	(144,768)	$(2,157,158)	5,101,626 *	$99,403,502 *

†	For the period December 1, 2008 through October 31, 2009.
‡	For the period September 30, 2008 (inception date) to November 30, 2008.
*	For the period August 4, 2008 (inception date) to November 30, 2008.

8. Capital loss carryforward

As of October 31, 2009, the Fund had a net capital loss carryforward of approximately $89,349,149, of which $14,779,569 expires in 2016 and $74,569,580 expires in 2017. These amounts will be available to offset any future taxable capital gains.

9. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as subtransfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ Fund boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or subtransfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ Boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, the manager does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

On May 12, 2010, the SEC approved the disbursement of approximately $108.6 million previously paid to the U.S. Treasury, reflecting the disgorgement of Citigroup’s profits, plus interest. On May 26, 2010 these amounts were disbursed to the Affected Funds pursuant to a Plan of Distribution approved by the SEC. The Fund has received $253, $425,480, $694,962, $561,921 and $176 for Classes 1, A, B, C and I, respectively, related to this distribution. All other amounts not previously distributed were retained by the U.S. Treasury.

10. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM

Notes to financial statements (unaudited) (cont’d)

created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to repeal as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

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Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM based on the May 31, 2005 settlement order issued against CGM and SBFM by the SEC. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the adviser for the Smith Barney family of funds, rescission of the Funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

The five actions were subsequently consolidated, and a consolidated complaint was filed. On September 26, 2007, the U.S. District Court for the Southern District of New York issued an order dismissing the consolidated complaint, and judgment was entered. An appeal was filed with the U.S. Court of Appeals for the Second Circuit. After full briefing, oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 4, 2009. On February 16, 2010, the U.S. Court of Appeals for the Second Circuit issued its opinion affirming the dismissal, in part, and vacating and remanding, in part. The opinion affirmed the dismissal with prejudice of plaintiffs’ claim pursuant to Section 36(b) of the Investment Company Act but vacated the dismissal of the Section 10(b) securities fraud claim. The case has been remanded to Judge Pauley of the U.S. District Court for the Southern District of New York.